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                                                                    EXHIBIT 99.0

                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                        Twelve Months Ended June 30, 1999
                                   (Unaudited)

                             (Dollars in Thousands)

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
FIXED CHARGES:

  Interest Expense                                                                                        $      37,760

  Amortization of Debt Premium, Discount and Expense                                                                475

  Interest Component of Rentals                                                                                      12
                                                                                                          -------------
                Total Fixed Charges                                                                       $      38,247
                                                                                                          =============
EARNINGS:

  Net Income                                                                                              $      66,794

        Add:

        Income Taxes Applicable to Operating Income                                                              38,832

        Income Taxes Applicable to Other Income - Net                                                             1,672

        Total Fixed Charges                                                                                      38,247
                                                                                                          -------------
Total Earnings                                                                                            $     145,545
                                                                                                          =============
Ratio of Earnings to Fixed Charges                                                                                  3.8
                                                                                                          =============
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